UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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RRI ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Proxy Statement
and
Notice of 2010 Annual Meeting of Stockholders

April 6, 2010

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are invited to attend the 2010 Annual Meeting of Stockholders of RRI Energy, Inc. on Wednesday, May 19, 2010, beginning at 9:00 a.m., Central Time, at the Magnolia Hotel, 1100 Texas Avenue, Houston, Texas.

At the meeting, stockholders will be asked to:

1.	Elect the five directors nominated by our Nominating & Governance Committee to our Board of Directors to serve until the next annual meeting of stockholders;

2.	Ratify the Audit Committee’s selection of KPMG LLP as our independent auditors for fiscal year 2010; and

3.	Transact such other business that may properly come before the meeting.

This year we are furnishing proxy materials to our stockholders over the Internet. You may read, print and download our proxy statement and annual report at https://www.eproxyaccess.com/rri2010. On or about April 6, 2010, we mailed our stockholders a notice containing instructions on how to access our proxy materials and vote online. The notice also provides instructions on how you can request proxy materials to be sent to you by mail or email and how you can enroll to receive proxy materials by mail or email for future meetings.

Stockholders of record at the close of business on March 29, 2010 are entitled to vote. Each share entitles the holder to one vote. You can vote over the Internet at https://www.eproxyaccess.com/rri2010 or by telephone by following the instructions found on the Internet site. You may also vote in person at the meeting or, if you request to receive proxy materials by mail or email, by completing and returning a proxy card. For specific voting information, see “General Information” beginning on page 1 of the enclosed proxy statement. Please vote in advance of the meeting even if you plan to attend.

Attendance is limited to stockholders of RRI Energy, Inc., their proxy holders and our guests. Check-in will begin at 8:15 a.m. Stockholders holding stock in brokerage accounts must bring a brokerage statement or other evidence of share ownership as of March 29, 2010 in order to be admitted to the meeting.

Sincerely,

Michael L. Jines
Executive Vice President,
General Counsel and Corporate Secretary and
Chief Compliance Officer

i

ii

RRI ENERGY, INC.
1000 Main Street
Houston, Texas 77002
(832) 357-3000

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 19, 2010.
The proxy statement and annual report are available at
https://www.eproxyaccess.com/rri2010

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of RRI Energy, Inc. for the 2010 Annual Meeting of Stockholders (the “Meeting”) and for any adjournment or postponement of the Meeting. In this proxy statement, we refer to RRI Energy, Inc. as “we,” “our” or “us.”

We are making these proxy materials available to you on the Internet. On or about April 6, 2010, we mailed a notice to our stockholders containing instructions on how to access the proxy materials at
https://www.eproxyaccess.com/rri2010 and vote online. In addition, stockholders may request proxy materials to be sent to them by mail or email.

What is the purpose of the Meeting?

At the Meeting, stockholders will be asked to elect directors and ratify our independent auditors.

Who is entitled to vote at the Meeting?

Only stockholders of record at the close of business on March 29, 2010, the record date for the Meeting, are entitled to receive notice of and participate in the Meeting. If you were a stockholder of record on that date, you are entitled to vote all of the shares you held on that date at the Meeting, or any postponements or adjournments of the Meeting.

If your shares are registered directly in your name, you are the holder of record of these shares and the notice was sent directly to you. If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in “street name,” and your broker, bank or other holder of record sent the voting instructions to you.

If you hold your shares indirectly in the RRI Energy, Inc. Savings Plan (formerly the Reliant Energy, Inc. Savings Plan) or the RRI Energy, Inc. Union Savings Plan (formerly the Reliant Energy, Inc. Union Savings Plan) (collectively, the “RRI Benefit Plans”), you have the right to direct the trustee of the RRI Benefit Plans (the “Trustee”) how to vote your shares as described in the voting materials sent to you by the Trustee.

How many votes do I have?

You have one vote for each share of our common stock you owned as of the record date for the Meeting.

How do I vote?

You may vote over the Internet at https://www.eproxyaccess.com/rri2010 by following the instructions provided in the notice mailed to you or by telephone by following the instructions found on the Internet site. You may also vote in person at the Meeting or, if you request proxy materials by mail or email, by completing and returning a proxy card.

If you hold your shares in street name, you have the right to direct your broker, bank or other holder of record how to vote by following the instructions sent to you by the holder of record. If you desire to vote in person at the Meeting, as a holder in street name, you must provide a legal proxy from your bank, broker or other holder of record.

May I change my vote?

Yes, you may change your vote at any time prior to the vote tabulation at the Meeting by (a) voting in person at the Meeting, (b) casting a vote over the Internet or by telephone at a later date or (c) sending a written notice of revocation to our Corporate Secretary by mail to RRI Energy, Inc., P.O. Box 3795, Houston, Texas 77253 or by facsimile at (832) 357-0140. If you request proxy materials by mail or email, you may also change your vote by mailing a proxy card with a later date. If you recast your vote, only your later dated proxy (whether cast by Internet, telephone, mail or in person) will be counted.

What are the Board’s recommendations?

The Board recommends a vote FOR election of five directors to our Board to serve until the next annual meeting of stockholders and the Board and the Audit Committee recommend a vote FOR ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2010. If any other matter properly comes before the Meeting, Michael L. Jines and Allison B. Cunningham (the “Proxy Holders”) will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

How many votes must be present to hold the Meeting?

We will have a quorum, and will be able to conduct the business of the Meeting, if the holders of a majority of shares of common stock outstanding and entitled to vote are represented in person or by proxy at the Meeting. As of the record date, 353,413,315 shares of common stock, representing the same number of votes, were outstanding. The presence of the holders of at least 176,706,659 shares of common stock will be required to establish a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the quorum. For more information regarding broker non-votes, see “—How are my votes counted?”

What vote is required to approve each item?

Directors are elected if the votes cast for that nominee’s election exceed the votes cast against that nominee’s election. Ratification of KPMG LLP’s appointment requires the affirmative vote of a majority of the shares of common stock represented at the Meeting and entitled to vote.

How are my votes counted?

In both proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN” on voting for any nominee for director, your vote will not be counted as a vote cast and will have no effect on whether such nominee is elected. Broker non-votes have the same effect as an abstention in director elections. If you “ABSTAIN” on the ratification of KPMG LLP’s appointment, your vote will have the same effect as a vote “AGAINST” that proposal.

Broker non-votes, if any, will not be counted as having been entitled to vote or as a vote cast. A broker non-vote occurs when the broker holding shares in street name is unable to vote on a proposal because the proposal is not routine and the owner has not provided any instructions on that matter. The election of directors is a non-routine item. New York Stock Exchange (“NYSE”) rules determine whether proposals are routine or not routine. A broker holding shares for an owner in street name may vote for a routine proposal without voting instructions. The ratification of KPMG LLP’s appointment is a routine item.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you request proxy materials by mail or email and send a proxy card without indicating your vote, your shares will be voted “FOR” the director nominees listed on the proxy card and “FOR” the proposal to ratify the selection of our independent auditors.

Can the shares that I hold in the RRI Benefit Plans be voted if I do not return my instructions to the plan trustee timely?

You must provide voting instructions to the Trustee for the shares you hold indirectly in the RRI Benefit Plans by 11:59 p.m., Eastern Time, on May 16, 2010. If you do not timely provide voting instructions, then the Trustee will vote your shares in the same proportion as the shares for which timely instructions were received, unless to do so would be prohibited by law.

Could other matters be decided at the Meeting?

We do not know of any matters that will be considered at the Meeting other than the items set forth in this proxy statement. If other matters are properly raised at the Meeting, your proxy authorizes the Proxy Holders to vote as they think best, unless authority to do so is withheld by you in your proxy.

What happens if the Meeting is postponed or adjourned?

If the Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted at the Meeting.

CORPORATE GOVERNANCE

The following section summarizes information about our corporate governance policies, our Board and its committees and the director nomination process.

Our Governance Practices

Corporate Governance Guidelines

We are committed to sound corporate governance principles. To evidence this commitment, the Board has adopted Corporate Governance Guidelines, which, along with the charters of the Board committees, our Business Ethics Policy and our corporate compliance program, provide the framework for our corporate governance. Complete copies of our Corporate Governance Guidelines, charters of the Board committees and our Business Ethics Policy are available on our website at www.rrienergy.com or in print to any stockholder who requests them from our Investor Relations department at 832-357-7000. The Board and management regularly review corporate governance developments and the Board modifies these charters and guidelines and management modifies the policy and program as appropriate.

Code of Business Conduct

We have adopted a written Business Ethics Policy, which is a code of conduct and ethics for our directors, executives and employees and satisfies the U.S. Securities and Exchange Commission’s (“SEC”) definition of a “code of ethics.” Our Business Ethics Policy prohibits our directors, executives and employees from having relationships or engaging in activities which might conflict with, or give the appearance of conflicting with, our interests or which might affect that person’s independence or judgment. This policy is based upon our value of acting with absolute integrity.

All of our directors, executives and employees are required to annually certify their compliance with the Business Ethics Policy. The policy requires any exception to or waiver of the policy for a director or executive be made only by the Board or an independent Board committee and disclosed on our website. To date, we have not received any requests for or granted any waivers of the policy for any of our executives or directors.

Among other things, the policy addresses:

•	conflicts of interest;

•	corporate opportunities;

•	confidentiality;

•	fair dealing;

•	protection and use of our assets;

•	compliance with laws, rules and regulations (including insider trading laws);

•	reporting of any illegal or unethical behavior;

•	gifts and entertainment;

•	proper conduct in interacting with government agencies and officials; and

•	limitations on certain corporate political contributions.

The policy prohibits any director or executive from seeking or accepting credit or an extension of credit in the form of a personal loan from us, trading our securities acquired in connection with their service or employment during any retirement plan “black-out period” and, in the case of executives, receiving any tax services from our independent auditors.

Under the terms of our Business Ethics Policy, each of our independent directors is required to ensure that he or she does not have any relationships or engage in any activities that would result in the director not being independent. Prior to engaging in any material relationship or activity that could reasonably be expected to affect his or her independence, the director must consult with our General Counsel, who determines whether the relationship or activity is addressed and permitted by our independence standards. Our General Counsel refers the matter to the Board if the specific relationship or activity is not addressed by our independence standards. If our General Counsel or Board determines that the relationship or activity would jeopardize the director’s independence, the director is not permitted to engage in the activity or relationship. For a discussion regarding our independence standards, see “Corporate Governance—Director Independence.”

The policy includes procedures for directors and employees to report possible violations of laws, regulations or the policy. Reports may be made to an employee’s immediate supervisor, our Chief Compliance Officer, any member of the Office of Ethics and Compliance or any other senior company official. Reports may also be made anonymously to the Chief Compliance Officer through a toll-free compliance hotline, a web address, or a mailing address administered by an independent third party. All reported violations are investigated promptly and, to the extent possible, treated confidentially. It is our policy that there will be no acts of retaliation, intimidation, threat, coercion or discrimination against any individual for truthfully reporting, furnishing information or assisting or participating in any manner in an investigation, compliance review or other activity related to the administration of our Business Ethics Policy.

Corporate Compliance Program

Under our corporate compliance program, our employees and directors annually participate in a series of ethics and compliance training courses that define problematic relationships and activities and promote understanding of conflicts of interests and our values, including acting with absolute integrity and communicating openly, honestly and frequently. Our senior leadership team monitors compliance with the Business Ethics Policy and confirms that our current policies and controls adequately ensure that our business practices are consistent with the Business Ethics Policy. The Audit Committee provides oversight of the program.

Stock Ownership Guidelines, Mandatory Holding Periods and Policies Regarding Hedging Economic Risk of Securities Ownership

To align our directors and executives with the interests of our stockholders, we have stock ownership guidelines for our directors and executives. All non-management directors have an ownership target of 30,000 shares of our common stock. In addition, our President and Chief Executive Officer has an ownership target of 120,000 shares, all executive vice presidents have targets of 60,000 shares, and all senior vice presidents that are executives have targets of 30,000 shares. The target stock ownership levels are expected to be achieved within five years of the adoption of the guidelines (March 7, 2011) or within five years of first appointment to the Board or election as an executive, whichever is later. Each executive is expected to retain at least 50% of the after-tax earned restricted or performance shares until twelve months after the vesting date. The Nominating & Governance Committee may approve requests for exclusions to the retention expectation, for purposes of estate planning, gifts to charity, education or the purchase of a primary residence. All of our directors have met the target stock ownership guidelines and all of our executives have either met or are on track to meet the target stock ownership guidelines by the deadline provided for in the guidelines.

Because speculation in our securities based on fluctuations in the market may cause conflicts of interests with our stockholders, our Insider Trading Policy prohibits trading in options, warrants, puts and calls related to our securities and it also prohibits selling our securities short or holding our securities in margin accounts.

The Board of Directors

Board Size, Leadership Structure and Role in Risk Oversight

Our Board currently has five members (its authorized size). All members of our Board are non-management directors, except Mark Jacobs, who serves as our Chief Executive Officer. We separated the roles of Chief Executive Officer and Chairman of the Board when Joel Staff retired as our Chief Executive Officer in May 2007. Mr. Staff remained Chairman of the Board until June 2009, at which time Steven Miller became our independent Chairman of the Board. Before that, Mr. Miller served as our independent lead director. Because of Mr. Miller’s professional experience and tenure on our Board and Mr. Jacob’s relatively recent promotion to Chief Executive Officer, the Board concluded it was appropriate to have the Chairman of the Board and Chief Executive Officer roles separated. Because we have an independent Chairman of the Board, we do not now have an independent lead director.

The Board oversees all areas of major risk exposure for the Company and is assisted in this role by the Risk & Finance Oversight Committee and the Audit Committee. The Risk & Finance Oversight Committee is provided with regular reports from management on our key enterprise risks, and meets periodically with our internal auditor and management to discuss specific risks and assess the effectiveness of our risk management systems. The Audit Committee is regularly provided with accounting, auditing and other financial information and internal control and corporate compliance reports and meets periodically with our internal auditor, independent auditor, Chief Compliance Officer and management to discuss such information. See “Summary of Committee Responsibilities.”

Director Independence

At least once a year, the Nominating & Governance Committee reviews all relationships each director has with us, including any charitable contributions we make to organizations where our directors serve as board members. The Nominating & Governance Committee reports the results of its review to the Board, which then determines which directors satisfy our independence standards. Rather than adopting categorical standards of independence, the Board assesses independence on a case-by-case basis, in each case consistent with the legal requirements described in our committee charters and the listing standards of the NYSE. These standards provide that a director cannot be independent unless the board affirmatively determines that the director has no material relationship with us. In addition, a director is not independent if the director does not meet the objective tests described in the NYSE listing standards. Under the NYSE listing standards, audit committee members must also satisfy the SEC rule regarding independence.

The Board determined that Ms. Perez and Messrs. Barnett, Miller and Silverstein are independent directors. In addition, the Board determined that Pastor Caldwell and Messrs. Breeding and Transier were independent directors during their service on the Board in 2009. The Board considered Pastor Caldwell’s consulting relationship with a contractor that provided some of our call center services for our former retail business. In determining that the relationship did not constitute a material relationship, the Board noted that Pastor Caldwell did not have any interest in the transactions between us and the contractor, did not serve as an executive, partner or employee of the contractor and had no ownership interest in the contractor.

Mr. Jacobs, our President and Chief Executive Officer, is not considered by the Board to be an independent director because of his employment with the Company. Mr. Staff was not considered by the Board to be an independent director during his service on the Board in 2009 because he was employed as our Chief Executive Officer until his retirement in May 2007. Each member of our Audit, Nominating & Governance and Compensation Committees is independent under the SEC’s rules and regulations and the listing standards of the NYSE.

Meetings of Non-management Directors

To facilitate candid discussion among our non-management directors, the agenda for each Board and committee meeting includes an executive session of non-management directors. The Chairman presides over meetings of non-management directors and assists in the preparation of the agenda for each meeting.

Director Attendance at Board Meetings and Annual Meetings

During 2009, the Board met 17 times and all directors attended 100% of the meetings. All of our directors attended the 2009 annual meeting and we expect all directors standing for reelection will attend the 2010 Meeting.

Director Orientation and Continuing Education

We regularly offer an in-house seminar to the Board on topics relevant to their responsibilities as directors and provide updates on significant issues and trends in corporate governance. Each director is also encouraged to attend external seminars addressing corporate governance each year. New directors participate in an orientation program conducted by our management and existing directors. The Nominating & Governance Committee annually reviews and evaluates the director education and orientation program. A copy of our Guidelines for Director Orientation and Continuing Education is available on our website at www.rrienergy.com.

Limitation on Number of Public Company Board Memberships

To ensure that each director is able to devote sufficient time to performing his or her duties, our Corporate Governance Guidelines prohibit our directors from serving on the boards of more than three other public companies. In addition, the Board and the Nominating & Governance Committee take into account service on other boards as a factor in evaluating director performance and committee assignments. The Audit Committee’s Charter prohibits committee members from serving on the audit committee of more than two other public companies.

Change in Professional or Personal Circumstances

The Nominating & Governance Committee evaluates material changes in the personal or professional status of a director that could be expected to diminish the director’s ability to effectively function as a member of the Board. In addition, as part of the annual director evaluation process, the Board considers changes in professional status and health, family, business or personal issues that may bear on effectiveness of Board service. Our Corporate Governance Guidelines require directors to submit a resignation letter if they have a substantial job change. The Board has discretion to accept or reject these resignations.

Board and Individual Director Evaluation Process

The Nominating & Governance Committee conducts an annual evaluation to determine whether the Board, its committees and its members are functioning effectively. The evaluation focuses on the Board’s (and each Board committee’s and member’s) contribution as a whole to us and on areas that the Board, any Board committee, any individual director and/or management believe can be improved. Additionally, each year, the Chairman of the Board or the Lead Director meets privately with each director for an individual director evaluation. The Chairman of the Board or the Lead Director confirms to the Board, at its next regularly scheduled meeting, the completion of the individual director evaluation process and presents to the Board any appropriate conclusions or recommendations for action.

Succession Planning

Prior to 2009, the Compensation Committee annually reported to the Board on succession planning. Beginning in 2010, succession planning will be reviewed and evaluated at the Board level. As part of this process, the non-management members of the Board will solicit views from our Chief Executive Officer on potential successors to our Chief Executive Officer and senior executives. We have also adopted a policy regarding succession in the event of an emergency involving or the unexpected resignation, retirement or incapacity of our Chief Executive Officer or Chairman of the Board.

Director Elections

Our bylaws provide that, to be elected, each nominee must receive more votes cast for his or her election than votes cast against his or her election. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will be a plurality of votes cast. These bylaw provisions cannot be changed without stockholder approval.

In addition, our Corporate Governance Guidelines include a director resignation policy, which is summarized as follows:

•	nominees must have submitted irrevocable, conditional resignations that become effective if that nominee is not elected by a majority of the votes cast in his or her election at the next annual meeting;

•	the Nominating & Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken;

•	the Board takes action with respect to the resignation within 90 days following the stockholders’ meeting and publicly discloses its decision and the rationale behind it; and

•	if a majority of the members of the Board are not elected by the required vote, then an ad hoc Board committee consisting of the independent directors who were elected will perform the duties described above.

Committees of the Board of Directors

Committee Composition and Meetings

With one exception, each of our directors attended all of the meetings held by all Board committees on which they served in 2009. One of our prior directors missed one meeting.

Committee	Current Members	Number of Meetings in 2009

Audit Committee	Evan J. Silverstein (Chairperson) E. William Barnett Laree E. Perez	7
Compensation Committee	Steven L. Miller (Chairperson) Laree E. Perez Evan J. Silverstein	9
Nominating & Governance Committee	E. William Barnett (Chairperson) Steven L. Miller Laree E. Perez Evan J. Silverstein	7
Risk and Finance Oversight Committee	Evan J. Silverstein (Chairperson) E. William Barnett Laree E. Perez	8
Special Committee(1)	Evan J. Silverstein (Chairperson) Steven L. Miller Joel V. Staff(2) William L. Transier(2)	1

(1)	The Special Committee was disbanded in April 2009, following the completion of our review of strategic alternatives.

(2)	Messrs. Staff and Transier retired from the Board on June 18, 2009.

Summary of Committee Responsibilities

All of our standing committees have charters, which are available at www.rrienergy.com.

Audit Committee

The purposes of the Audit Committee are to oversee:

•	the quality and integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent auditors’ qualifications, independence and performance;

•	our corporate compliance program and the activities managed by the Chief Compliance Officer; and

•	the performance of our internal audit function.

In addition, the Audit Committee annually reviews our disclosures regarding deficiencies, if any, in the design or operation of internal controls.

The Board has determined that Ms. Perez and Mr. Silverstein are qualified as audit committee financial experts under the SEC’s rules and regulations and are independent audit committee members under the NYSE listing standards. In addition, the Board has determined that each member of the Audit Committee and Mr. Miller have the requisite accounting and related financial management expertise under the NYSE listing standards. In 2009, the Board also determined that Mr. Transier, the former Chairman of our Audit Committee, was qualified as an audit committee financial expert, was an independent audit committee member under the NYSE listing standards and had the requisite accounting and related financial management expertise under the NYSE listing standards.

Compensation Committee

The purposes of the Compensation Committee are to:

•	review, evaluate and approve our agreements, plans, policies and programs to compensate our officers and directors;

•	oversee our plans, policies and programs to compensate our employees;

•	review and discuss with management the Compensation Discussion and Analysis and, based on that review and discussion, determine whether to recommend to the Board that the Compensation Discussion and Analysis be included in our annual report or proxy statement for the Meeting;

•	produce a report for inclusion in our proxy statement for the Meeting;

•	evaluate the performance of our Chief Executive Officer and other executives;

•	set the compensation for our Chief Executive Officer and such other executives as the Compensation Committee deems appropriate and otherwise discharge the Board’s responsibilities relating to compensation of our officers and directors; and

•	encourage stock ownership by directors and executives, including through the use of equity compensation programs.

The Compensation Committee has discretion to establish and delegate some or all of its authority to subcommittees. During 2009, the Compensation Committee did not establish or utilize a subcommittee for considering or determining executive or director compensation, and it has no current plans to do so. For information regarding the Compensation Committee and its independent consultant’s role in setting compensation, see “Executive Compensation—Compensation Discussion and Analysis” and “Director Compensation.”

Nominating & Governance Committee

The purposes of the Nominating & Governance Committee are to:

•	assist the Board by identifying individuals qualified to become Board members and recommend to the Board director nominees for election at the annual meetings of stockholders or for appointments to fill vacancies;

•	recommend to the Board director nominees for each Board committee and advise the Board on the appropriate composition of the Board and its committees;

•	advise the Board about and recommend to the Board appropriate corporate governance practices and assist the Board in implementing those practices; and

•	implement the annual performance review process for the Board and its committees.

In addition, the Nominating & Governance Committee reviews all relationships each director has with us and reports the results of its review to the Board with appropriate recommendations, if any, for approval.

Risk & Finance Oversight Committee

The purposes of the Risk & Finance Oversight Committee are to:

•	assist the Board by identifying and evaluating our financial and risk profile;

•	assist the Board by overseeing our financial and risk management policies and activities (other than financial reporting and tax-related risk issues, which are the responsibility of the Audit Committee); and

•	oversee the activities of the Chief Risk Officer.

In addition, the Risk & Finance Oversight Committee annually reviews our environmental policies and initiatives.

Special Committee

The purpose of the Special Committee was to oversee the process of exploring strategic alternatives to enhance stockholder value and make associated recommendations to the Board. The Special Committee is no longer in place because the Board concluded its review of strategic alternatives in April 2009.

Compensation Committee Interlocks and Insider Participation

During 2009, all members of the Compensation Committee were independent directors and no member is or was our employee. During 2009, none of our executives served on a compensation committee (or equivalent) or a board of directors of another entity that had an executive serving on our Compensation Committee or Board.

Director Nominations

Director Qualifications, Diversity and Nomination Process

The Nominating & Governance Committee considers prospective nominees for Board membership suggested by Board members, management or stockholders. The Committee may also retain a third-party executive search firm to assist it in identifying prospective nominees.

Once the Nominating & Governance Committee has identified a prospective nominee, it decides whether to conduct a full evaluation of the candidate. This decision is based on information provided to the Committee with the recommendation of the candidate, the Committee’s knowledge of the candidate and possible inquiries to the person making the recommendation or others. The Committee’s primary considerations are the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the candidate can satisfy the evaluation factors described below. As stated in the Corporate Governance Guidelines, the Committee also considers the diversity of and the optimal mix of talent and experience on the Board. This may include professional experience and industry background, the need for expertise in particular areas, geographic location, the balance of management and independent directors, gender, race, age and other factors as the Committee deems relevant. The Committee annually assesses its effectiveness in connection with its self-evaluation process and as it considers potential nominees for the Board.

The Committee next evaluates the candidate’s standards and qualifications, including the candidate’s experience, independence, knowledge, commitment to our values, skills, expertise, independence of mind, integrity, service on the boards of other public companies, openness, ability to work as part of a team, willingness to commit the required time and familiarity with our business. Following an evaluation and interviews, the Committee makes a recommendation to the Board regarding the candidate. After considering the recommendation, the Board determines whether or not to extend an offer to the candidate for Board membership.

Submission of Stockholder Nominations to the Board

A stockholder who wishes to recommend a prospective nominee for the Board should notify us at RRI Energy, Inc., P.O. Box 3795, Houston, Texas 77253. The notice should be addressed to the attention of the Corporate Secretary or the Chairman of the Nominating & Governance Committee in care of the Corporate Secretary. The notice should include whatever supporting material the stockholder considers appropriate. The Nominating & Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our bylaws relating to stockholder nominations as described in “Dates for Submission of Stockholder Proposals for 2011 Annual Meeting” below.

Stockholder Communications to the Board

Stockholders and other parties interested in communicating directly with the Chairman of the Nominating & Governance Committee, the Chairman of the Board, the non-management directors as a group or the Board may do so by writing in care of the Corporate Secretary at P.O. Box 3795, Houston, Texas 77253. Instructions on how to communicate with the Board are also available on our website at www.rrienergy.com.

Additionally, under the terms of our Business Ethics Policy, anyone desiring to raise a complaint or concern regarding accounting, internal control or auditing matters directly with the Audit Committee has the ability to do so by contacting EthicsPoint, Inc., a third-party vendor, at the following mailing address, web address or toll free number:

RRI Energy Ethics & Compliance Helpline
c/o EthicsPoint, Inc.
P.O. Box 230369
Portland, OR 97281-0369
Attention: Audit Committee
www.guideline.lrn.com
Toll Free Number: (866) 693-8442

Such complaints and concerns will be forwarded directly to the Chairman of the Audit Committee.

The Nominating & Governance Committee has approved a process for handling correspondence received by us and addressed to non-management members of the Board. Our Corporate Secretary reviews all correspondence that, in his opinion, deals with the functions of the Board or otherwise requires their attention. The Corporate Secretary has the discretion not to forward unsolicited marketing materials, mass mailings, unsolicited publications, surveys and questionnaires, resumes and other forms of job inquiries and requests for business contacts or referrals. In addition, the Corporate Secretary may, in his discretion, handle any director communication that is an ordinary course of business matter, including routine questions, complaints, comments and related communications that can appropriately be handled by management. However, directors may at any time request copies of all correspondence that is addressed to members of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department or Chief Compliance Officer and handled in accordance with our Business Ethics Policy.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Item 1:	Election of Directors

The first proposal to be voted on at the Meeting is the election of five directors for a term of office expiring at our 2011 annual meeting. The Board, based on recommendations from the Nominating & Governance Committee, nominated and recommends each of the five directors named below. Each of the directors named below has exhibited a commitment to our values, integrity, independence of mind, openness, the ability to work as part of a team, a willingness to commit their time and familiarity with our business. It is because of these qualifications, as well as the skills, expertise, professional experiences and industry background noted below that we believe each of these directors should serve on our Board.

We have no reason to believe that any of the nominees will be unavailable for election. If any nominee becomes unavailable for election, the Board can name a substitute nominee and proxies will be voted for the substitute nominee, unless discretionary authority has been withheld.

E. William Barnett, Age 77	Director since October 2002

Mr. Barnett is a member of the Board of Directors of Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P., and is Chairman of its Audit, Conflicts and Governance Committee. Mr. Barnett also serves on the Board of Directors of Westlake Chemical Corporation and is Chairman of its Nominating and Governance Committee and a member of its Audit Committee. Mr. Barnett retired from the law firm Baker Botts LLP in December 1997 where he served as its managing partner for 14 years. From 1996 to 2005, he served as Chairman of the Board of Trustees of Rice University. In 2005, Mr. Barnett was honored as Director of the Year by the National Association of Corporate Directors. Through his extensive managerial experience and experience with legal and corporate governance matters, we believe Mr. Barnett has strong qualifications relevant to service on our Board.

Mark M. Jacobs, Age 48	Director since May 2007

Mr. Jacobs has served as our President and Chief Executive Officer since May 2007. He served as our Executive Vice President and Chief Financial Officer from July 2002 to May 2007. Prior to joining the Company, Mr. Jacobs was a managing director with Goldman, Sachs and Co. and had a long-standing advisory relationship with us, serving in both the Mergers and Acquisitions and Energy and Power groups. He has played a major role in key initiatives during his tenure with the Company and with Goldman. Because of this experience and his role as our Chief Executive Officer, we believe Mr. Jacobs’ membership is important to our Board.

Steven L. Miller, Age 64	Director since August 2003

Mr. Miller has served as Chairman and President of SLM Discovery Ventures, Inc., a company pursuing commercial ventures in support of volunteerism, social outreach and higher education academic achievement, since September 2002. He retired as Chairman, President and Chief Executive Officer of Shell Oil Company in September 2002, following a long career at Shell beginning in 1967 that involved extensive experience in plant operations, trading and commodities, marketing and regulatory activities. Mr. Miller also served as a director of Applied Materials, Inc. from 1999 through 2005 and chaired their Compensation Committee from 2003 to 2005. Mr. Miller’s extensive industry experience and leadership skills lead us to believe that he should serve as our director.

Laree E. Perez, Age 56	Director since April 2002

Ms. Perez has served as an independent financial consultant with The Medallion Company, LLC, an investment advisory/consultation and professional money management company, since September 2002. Ms. Perez also serves on the Board of Directors of Martin Marietta Materials, Inc., a leading producer of construction aggregates, including those used for emission controls. She serves as Chair of its Finance Committee and a member of its Audit Committee and its Ethics, Environment, Safety and Health Committee. She is an audit committee financial expert. These experiences lead us to believe that Ms. Perez is well-qualified to serve on our Board.

Evan J. Silverstein, Age 55	Director since August 2006

Mr. Silverstein served as General Partner and Portfolio Manager of SILCAP LLC, a market-neutral hedge fund that principally invests in utilities and energy companies, from January 1993 until his retirement in December 2005. Previously, he served as portfolio manager specializing in utilities and energy companies and as senior equity utility analyst. Mr. Silverstein has given numerous speeches and has testified before Congress on a variety of energy-related issues. He is an audit committee financial expert and played a critical role on our Special Committee in 2008-2009. These experiences, Mr. Silverstein’s extensive industry knowledge and his success as the head of a major investment fund in the utility and merchant power sector lead us to believe that he brings an important perspective to our Board.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
EACH OF THE NOMINEES LISTED ABOVE.

Item 2:	Ratification of Appointment of Independent Auditors

The Audit Committee annually reviews the qualifications, performance and independence of our independent auditors in accordance with regulatory requirements and guidelines and evaluates whether to change our independent auditors. Based on this review, the Audit Committee decided to appoint KPMG LLP as our independent auditors to conduct our audit for 2010.

Although stockholder approval is not required for the appointment of KPMG LLP, the Board and the Audit Committee have determined that it is a good corporate governance practice. Ratification requires the affirmative vote of a majority of the shares entitled to vote on the matter and represented in person or by proxy at the Meeting. If our stockholders do not ratify the appointment, the Audit Committee may reconsider the appointment. However, even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of us and our stockholders.

THE BOARD AND THE AUDIT COMMITTEE RECOMMEND A VOTE FOR THE RATIFICATION
OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

The following table shows the number of shares of our common stock beneficially owned as of March 29, 2010 by each director, the executives and the former executives named in the “Summary Compensation Table” and all directors, executives and former executives named in the “Summary Compensation Table” as a group. None of these shares are pledged as security.

Amount and Nature of
Beneficial Ownership
(1)(2)(3)*
Name of Beneficial Owner

E. William Barnett	156,705
David Brast	238,436
Rick Dobson	45,412
D. Rogers Herndon	74,987
Mark Jacobs	1,850,620
Michael Jines	357,359
Suzanne Kupiec(4)	45,529
Brian Landrum(4)	259,045
Steven Miller	125,678
Laree E. Perez	49,657
Evan J. Silverstein	69,678
All directors and executives as a group (15 individuals)	3,912,183 (5)

*	Unless otherwise indicated, the number of shares beneficially owned represents less than 1% of our outstanding common stock as of March 29, 2010.

(1)	Includes the number of shares that the directors or executives had a right to acquire as of or within 60 days after March 29, 2010 upon the passage of time or upon separation from service as follows: Mr. Barnett—15,000; Mr. Brast—203,665; Mr. Dobson—45,412; Mr. Herndon—28,207; Mr. Jacobs—1,238,742; Mr. Jines—311,838; Ms. Kupiec—12,811; Mr. Landrum—59,144; Mr. Miller—10,000 and Ms. Perez—27,500 and all directors and executives as a group—2,460,487.

(2)	Includes shares allocated to executives under the RRI Energy, Inc. Savings Plan and/or the RRI Energy, Inc. Employee Stock Purchase Plan as follows: Mr. Brast—9,315; Mr. Herndon—2,708; Mr. Jacobs—22,485; Mr. Jines—2,293; Mr. Landrum—18,364 and all executives as a group—104,461.

(3)	Includes shares of restricted stock, which the following directors have voting power but no investment power until the restrictions lapse: Mr. Barnett—10,109; Mr. Miller—9,755; Ms. Perez—6,000; and Mr. Silverstein—8,577.

(4)	Mr. Landrum and Ms. Kupiec departed the company in May 2009. Information regarding their beneficial ownership is based on company records regarding employee awards and information supplied by the former executives.

(5)	The number of shares beneficially owned by all directors and executives as a group represents approximately 1% of our outstanding common stock as of March 29, 2010.

Principal Stockholders

The following table sets forth information about persons whom we know to be the beneficial owners of more than 5% of our issued and outstanding common stock based solely on our review of the Schedule 13G or Schedule 13D Statement of Beneficial Ownership filed by these persons with the SEC as of the date of such filing:

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class

Orbis Investment Management Limited. Orbis Asset Management Limited 34 Bermudiana Road Hamilton HM 11, Bermuda	29,304,884	8.3%
Owl Creek I, L.P. Owl Creek II, L.P. Owl Creek Advisors, LLC Owl Creek Asset Management, L.P. Jeffrey A. Altman 640 Fifth Avenue, 20th Floor New York, NY 10019	29,267,204	8.3
Capital World Investors 333 South Hope Street Los Angeles, California 90071	28,498,500	8.1
AXA Assurances I.A.R.D. Mutuelle AXA Assurances Vie Mutuelle 26, rue Drouot 75009 Paris, France AXA 25, avenue Matignon 75008 Paris, France AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	26,640,041	7.6
FMR LLC(1) Edward C. Johnson 3d 82 Devonshire Street Boston, Massachusetts 02109	19,492,933	5.5

(1)	According to the Schedule 13G filed by FMR LLC with the SEC on February 16, 2010, the shares of our common stock are beneficially owned by Fidelity Management & Research Company (7,841,981 shares), Strategic Advisers, Inc. (2,351 shares), Pyramis Global Advisors, LLC (1,406,080 shares), Pyramis Global Advisors Trust Company (7,249,161 shares), each of which are direct and indirect wholly owned subsidiaries of FMR LLC, and FIL Limited (2,993,360 shares).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executives and persons who own more than 10% of our outstanding common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Based on our review of the reports submitted to us and representations from reporting persons that they have complied with the applicable filing requirements, we believe that during 2009, all of our directors, executives and greater than 10% stockholders complied with the reporting requirements of Section 16(a) of the Exchange Act, except that the following executives and former executives did not timely file forms to report the grant and cash settlement of cash units under our long-term incentive plan. The grant of restricted stock units and stock options under our long-term incentive plan and in connection with these awards were timely filed. Each of Messrs. Jacobs, Jines, Livengood and Landrum and Mesdames Taylor and Kupiec did not timely file one Form 4 in February 2007 to report the grant of performance-based cash units and did not timely file one

Form 4 in June 2007 to report the cash settlement of such cash units. Each of Messrs. Dobson, Herndon, Jacobs, Jines, Livengood, Myres, Landrum and Griffey and Mesdames Taylor and Kupiec did not timely file one Form 4 in February 2008 to report the grant of performance-based cash units, which have not vested. Mr. Freysinger did not timely report his ownership of performance-based cash units in his Form 3 filed in June 2009. Mr. Herndon did not timely report his ownership of time-based cash units in his Form 3 filed in November 2007 and did not timely file one Form 4 in May 2009 to report the cash settlement of such cash units. The Company timely disclosed these awards, our long-term incentive plan and the underlying award programs and forms of agreements, as applicable, in its filings with the SEC.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

During 2009, there were no transactions in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our executives and directors, had or will have a direct or indirect material interest. See “Corporate Governance—Our Governance Practices” for a discussion of our policies and procedures related to conflicts of interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

How did the events of 2009 impact our executive compensation program?

In late 2008, our Board initiated a process to review strategic alternatives, which led to the sale of our retail business. These events and the resulting changes to our business led to the following changes in our executive compensation program:

•	re-evaluated our peer companies to align with our singular focus on wholesale power generation and the cyclical commodity price nature of our business;

•	revised the performance metrics included in our annual incentive compensation program to align with our updated business strategy; and

•	focused our long-term incentive award program for 2009 on retention.

See “—How are executive compensation amounts determined” and “—Why do we choose to pay each element?” for additional information.

What are the elements and objectives of our executive compensation program?

Our direct compensation program for executives consists of base salary, annual incentive awards and long-term incentive awards. Our executives may also be eligible for benefits under our executive severance plan and change-in control-agreements. See “—How were payment amounts and trigger events determined for termination and change-in-control?” and “Potential Payments upon Termination or Change-in-Control.” Using these elements, the Compensation Committee (the “Committee”) has approved a compensation program designed to prudently use our resources while meeting the following objectives:

•	attract and retain the talent that we feel is required to successfully execute our business strategy;

•	align the interests of our executives with the interests of our stockholders;

•	reinforce expectations of leadership and achievement, consistent with our values and our vision to be the best performing, best positioned generator in competitive electricity markets; and

•	provide a strong incentive to our executives to achieve their potential and our goals and long-term success.

What is the role of our executives in the executive compensation process?

Our Chief Executive Officer has access to the internal and external compensation information described below, and conducts each of our other executive’s annual performance review. Our Senior Vice President, Human Resources provides input and makes recommendations to our Chief Executive Officer regarding compensation philosophy and structure, the structure and design of annual incentive awards and long-term incentive awards, and our executive severance plan and change-in-control agreements. Other members of our management team may also give input or make recommendations to our Chief Executive Officer regarding these matters. Using all of that information, our Chief Executive Officer makes recommendations to the Committee regarding the compensation of our other executives. In each case, the Committee independently reviews the data, considers the Chief Executive Officer’s proposals, may request further proposals from the Chief Executive Officer, consults with Towers Watson as needed, and makes its own determinations for our executives. For additional information regarding Towers Watson’s role in the compensation process, see “How are executive compensation amounts determined?”

In setting the Chief Executive Officer’s compensation, the Committee consults with each non-management director for his/her views of the Chief Executive Officer’s performance and compensation. The Committee then presents a report to the Board so that all directors have an opportunity to be heard in advance of the Committee’s final action.

How are executive compensation amounts determined?

In determining target compensation levels for each executive, the Committee considers:

•	market data;

•	individual performance;

•	corporate performance;

•	compensation history; and

•	internal equity.

None of these factors are weighted, but are considered together.

Market Data

Market data is a key consideration for the Committee. The Committee has retained Towers Watson & Co. (“Towers Watson”), a nationally recognized independent compensation consultant, to annually provide competitive market data for base salary, target annual incentive awards and expected value of target long-term incentive awards. In conducting the competitive analysis, Towers Watson gathers information from us, public filings and appropriate survey sources. Towers Watson reports the results of the competitive analysis to the Compensation Committee but does not make recommendations. The Committee considers these data for general market movement and trends and the positioning of our executives relative to the market. The Committee reviewed and considered market data as prepared by Towers Watson in early 2009 for the following groups:

•	a peer group composed of 18 other utility and power generation companies (The AES Corporation, American Electric Power Company, Inc., Calpine Corporation, Constellation Energy Group, Inc., Dominion Resources, Inc., Duke Energy Corporation, Dynegy Inc., Edison International, Entergy Corporation, Exelon Corporation, FPL Group, Inc., Mirant Corporation, NRG Energy, Inc., PG&E Corporation, PPL Corporation, Sempra Energy, Energy Future Holdings Corp. and The Williams Companies, Inc.). These companies were selected primarily because they are engaged in the merchant energy business, have significant generation portfolios, and/or have significant non-regulated and/or energy operations;

•	approximately 100 major energy organizations in the broader energy industry; and

•	approximately 800 organizations in the broader general industry.

Towers Watson prepared the market data on a composite basis and the Committee did not review individual company data.

The two broader groups are surveyed because we do not compete exclusively within our peer group for leadership talent and they represent a talent market for non-industry specific positions. The market data for these two groups is size-adjusted to our revenue size by Towers Watson to provide appropriate comparisons. All three reference groups are included, where available, in the consideration of each element of 2009 compensation for each executive.

Market data for target total direct compensation (base salary, targeted annual incentive and expected value of target long-term incentive awards) is developed at both the 50th and 75th percentiles for each reference point in order to provide a broad market view; however, the Committee does not seek to target total direct compensation at any particular level. Each executive’s position relative to the market data is reflective of his/her experience (both with us and with other organizations) and the other factors described below. All of the executives were below the 75th percentile for the peer group and the energy industry companies and four were also below the 50th percentile. All of the executives for which comparable market data was available were below the 50th percentile for the broader general industry companies.

In light of the sale of our Texas retail business in the second quarter of 2009 and the cyclical commodity-based nature of wholesale power generation, the Committee reconsidered the peer groups used for assessing executive compensation and determined to review and consider market data in 2010 for the following groups:

•	a peer group composed of six direct merchant energy peers (Allegheny Energy Inc., Calpine Corporation, Dynegy Inc., Mirant Corporation, NRG Energy, Inc. and PPL Corporation), these companies were selected primarily because they are engaged in the merchant energy business and are most similar to us in business operations;

•	a peer group composed of 38 commodity-based, cyclical industry companies with similar business characteristics to ours and with revenues between approximately $1 billion and $10 billion; and

•	a peer group composed of approximately 750 organizations across a broad group of industries.

As with the market data considered by the Committee in 2009, Towers Watson prepared this market data on a composite basis and the Committee did not review individual company data. Again, the two broader groups are surveyed because we do not compete exclusively within our peer group for leadership talent and they represent a talent market for non-industry specific positions. The market data for these two groups is size-adjusted to our revenue size by Towers Watson to provide appropriate comparisons. All three reference groups are included in the consideration of each element of 2010 compensation for each executive.

Individual Performance

The Committee also considers individual performance, including achievement of individualized goals, current and potential impact on corporate performance, reputation, skills, experience, criticality and demonstration of our values as important factors. Our values are to:

•	act with absolute integrity;

•	collaborate with, support and respect our employees;

•	communicate openly, honestly and frequently;

•	ensure a safe, healthy and enjoyable workplace;

•	care for our environment;

•	create value for our stakeholders;

•	develop a highly motivated, valued and diverse workforce;

•	optimize our financial and physical resources; and

•	continuously simplify and improve our processes.

The system used for our executives’ annual performance evaluations is the same as for all employees (except our President and Chief Executive Officer). See “What is the role of our executives in the compensation process?”

Corporate Performance

Significant portions of our annual incentive awards and long-term incentive awards are tied to corporate and operational results, which must be achieved in order for any payout to be earned. See “Why do we choose to pay each element?”

Compensation History

In determining an executive’s compensation, the Committee considers the base salary and the annual incentive target and payout history of each executive for the preceding four years. The Committee also considers each executive’s equity holdings, including the date of any grants, the types of awards (restricted stock, restricted stock units, stock options or cash-based), the vesting provisions, the expiration dates, the exercise prices, if applicable, and the number of units or shares granted. The Committee reviews these historical awards to ensure an appropriate portion of executive compensation provides retention value, but no formula is used. When Mr. Brast was appointed as an executive in May 2009, he became ineligible to receive the discretionary bonus that had previously been available in connection with his position in commercial operations and that had comprised a significant portion of his total compensation in prior years. In March 2010, the Committee awarded Mr. Brast a supplemental cash payment of $60,000 so that his total compensation earned for 2009 was more closely aligned to his historical compensation.

Internal Equity

Differences in levels of compensation among our executives exist because of differences in their roles and responsibilities and based on all of the factors discussed above. The Committee does not use formulas in determining compensation amounts, but is mindful of internal equity and the impact of perceived fairness related to its decisions.

How does each element and our decisions regarding that element fit into our compensation program’s objectives and affect other elements?

To achieve our compensation program’s objectives, the Committee believes that a significant portion of executive compensation should be composed of variable, at risk elements, with the majority of these elements being based on alignment with our stockholders and achievement of our long-term success. Base salaries attract and retain the talent we need to lead our business. The Committee strives for a balanced and effective mix of elements, which are not weighted in any particular manner. We have no policies or formulas for allocating among different forms of pay.

The table below sets forth the allocation range of fixed and variable compensation for our executives based on the Committee’s determinations during 2009. See “Summary Compensation Table” and “2009 Grants of Plan-Based Awards.”

	Fixed
	Percentage of	Variable
	Total	Percentage of
	Compensation	Total Compensation
		Cash	Equity/Equity-Based
	Cash	Annual Incentive	Long-Term Incentive
Executive	Base Salary	Award(1)	Awards(2)

Mark Jacobs, President and Chief Executive Officer	21%	21%	58%
Rick Dobson, Executive Vice President and Chief Financial Officer	28%	20%	52%
Michael Jines, Executive Vice President, General Counsel and Corporate Secretary and Chief Compliance Officer	35%	21%	44%
Rogers Herndon, Executive Vice President, Strategic Planning and Business Development	31%	19%	50%
David Brast, Senior Vice President, Commercial Operations and Origination	41%	22%	37%
Brian Landrum, Former Executive Vice President, Chief Operating Officer	56%	44%	0%
Suzanne Kupiec, Former Senior Vice President and Chief Risk and Compliance Officer	65%	35%	0%

(1)	Based on target levels and therefore will differ from the award amounts reported in the Summary Compensation Table.

(2)	Based on compensation values at the time the awards were made.

Why do we choose to pay each element?

Base Salary

Base salary is paid in cash commensurate with the responsibilities of each individual’s position. The Committee annually reviews base salary and approves adjustments based on the factors discussed under “How are executive compensation amounts determined?” The Committee believes the base salaries provide a competitive level of fixed compensation based on the individual’s experience and performance as well as the position’s market value. For 2009 base salaries, see “Summary Compensation Table.” In February 2009, the Committee made no increases in 2009 base pay for executives. In making this determination, the Committee considered the market’s response to the current economic climate, the most common trends relative to base pay, and the fact that we were exploring a full range of possible strategic alternatives to enhance stockholder value.

Annual Incentive Awards

Annual incentive awards are paid in cash and are tied to annual achievement of the performance metrics described below. The purpose of our annual incentive awards is to encourage superior performance on key corporate and employee metrics that we believe are critical to our business. Annual incentive awards are defined as a specified target percentage of base salary. These target percentages for executives are approved by the Committee based on the market data surveys prepared by Towers Watson and internal equity. The table below reflects the percentage of 2009 base salary that the executives were eligible to receive.

	Percent of Base Salary(1)
Executive	Threshold	Target	Maximum

Mark Jacobs	20%	100%	200%
Rick Dobson	14	70	140
Michael Jines	12	60	120
Rogers Herndon	12	60	120
David Brast	11	55	110
Brian Landrum	14	70	140
Suzanne Kupiec	11	55	110

(1)	Achievement between specified levels is pro-rated. Performance below threshold results in no payment. Performance above maximum is capped at the maximum percentage. The Committee has discretion to approve payouts for performance above or below the performance metrics in order to take into account extraordinary or unexpected market, business or individual performance events.

As a general rule, the Committee approves the structure of the annual incentive awards for the current year during the first quarter. In mid-2009, in light of the economic environment and the recent sale of our Texas retail business, management and the Committee undertook a comprehensive review of the annual incentive award metrics and approved revised metrics that emphasize performance, efficiency and effectiveness, the factors that we believe are important in driving our success and that we can control despite the cyclical nature of our business and the uncertain economy. The table below reflects the initial and revised 2009 metrics.

Revised 2009 Metrics (Effective July 1, 2009)	Prior 2009 Metrics

• Corporate Metrics	• Corporate Metrics
– Adjusted EBITDA	– Adjusted EBITDA
– Open wholesale contribution margin(1)	– Open wholesale contribution margin
– Retail contribution margin(2)	– Retail contribution margin
• Effectiveness Metric—total margin capture factor	• Employee survey results
• Efficiency Metric—total cost per MWh equivalent generation

(1)	Included through June 30, 2009, the month end prior to the Committee’s decision.

(2)	Included through April 30, 2009, the date immediately preceding our sale of the Texas retail business.

The metric payout amounts and the determination of threshold, target and opportunity are based on a number of factors, including:

•	the estimated likelihood of achievement;

•	the volatility of performance, based on past history as well as projections;

•	the degree of difficulty associated with achievement;

•	the mix of controllable versus non-controllable factors impacting achievement; and

•	any other relevant data.

Generally, the target level is consistent with our annual operating plan, with threshold and opportunity levels that take into account the types of factors listed above. The weighting of the different performance metrics is recommended by management and approved by the Committee based on the assessment of the relative priorities of the specific performance metrics.

	Threshold	Target	Maximum	Actual	Achievement
Revised 2009 Metrics	(20%)	(100%)	(200%)	Results	of Target	Weight
		($ in millions)

Corporate Metrics
Adjusted EBITDA(1)	$92	$292	$492	$55	0.0%	30%
Open wholesale contribution margin(2)	$29	$65	$101	$52	71.1%	15%
Retail contribution margin(3)	$170	$240	$310	$298	182.9%	15%
Total margin capture factor(4)	89.2%	91.2%	93.2%	89.2%	20.0%	20%
Total cost per MWh equivalent generation(5)	$15.43	$13.93	$12.43	$14.30	80.3%	20%

Total						100%

(1)	Adjusted EBITDA is considered an important metric for valuation of our performance and our stock. It represents EBITDA adjusted for unrealized gains/losses on energy derivatives, western states litigation and similar settlements, severance, goodwill and long-lived assets impairments and debt extinguishments losses.

(2)	Open wholesale contribution margin for January 1, 2009—June 30, 2009 encompassed our commercial capacity factor objectives, energy margin execution ability and cost effectiveness. It represented revenues less cost of sales and operation and maintenance, excluding severance, adjusted to exclude the impact of wholesale hedges and unrealized gains/losses on energy derivatives. The metric was further adjusted for purposes of calculating annual incentive awards by the expected margin impact of changes in commodity (gas, coal and SO2) prices versus the commodity prices assumed in the original target.

(3)	Retail contribution margin for January 1, 2009—April 30, 2009 encompassed our customer count objectives and margin execution performance and cost effectiveness. It represented revenues less cost of sales, operation and maintenance, selling and marketing and bad debt expense for our retail energy segment, adjusted to exclude the impact of unrealized gains/losses on energy derivatives. This metric is further adjusted for purposes of calculating annual incentive awards to exclude prior year market usage adjustments that are not related to current year performance.

(4)	Total margin capture factor measures how effective we are at operating each plant to capture the maximum value at the lowest economic cost over time. It is calculated by dividing open gross margin generated by the plants by the total available open gross margin assuming 100% availability. Open gross margin consists of open energy gross margin and other margin. Open energy gross margin is calculated using the day-ahead and real-time market power sales prices received by the plants less market-based delivered fuel costs. Open energy gross margin excludes the effects of other margin, hedges and other items and unrealized gains/losses on energy derivatives. Other margin represents power purchase agreements, capacity payments and ancillary services revenues.

(5)	Total cost per MWh equivalent generation measures how efficiently we manage our plants and operate the business. Total cost includes operation and maintenance expense (excluding the REMA lease expense and severance), general and administrative expense (excluding severance), and maintenance capital expenditures. MWh generation is actual generation (excluding power purchase agreements and tolling agreements) plus equivalent MWh generation from other margin calculated by dividing other margin by $25.00 (average of the 2006-2008 open energy margin/MWh).

See non-equity incentive plan compensation in the “Summary Compensation Table” for valuation disclosure related to 2009 annual incentive awards for each executive.

Long-Term Incentive Awards

Given the sale of our Texas retail business and the current market environment, the Committee determined that our long-term incentive awards for 2009 should serve as a retention vehicle and also align our executives’ interests with those of our stockholders. In June 2009, the Committee granted the executives long-term incentive awards structured as follows:

		Percentage of
Award Vehicle	Vesting Period	Targeted LTI Value

Cash Units	Time-based, three-year cliff vesting, cash settled based on common stock price	50%
Restricted Stock Units	Time-based, three-year cliff vesting, common stock settled	50%

In June 2009, the Committee approved the awards following its review of management’s proposals, which considered market data prepared by Towers Watson, individual performance, long-term potential, retention risk, difficulty of replacement, long-term impact of position and internal equity. These factors are not weighted but are considered in the aggregate. Given the unusual circumstances in 2009, including the review of strategic alternatives, the sale of our retail business and the volatility and decline in our stock price, the Committee opted in 2009 to include only time-based award vehicles, rather than performance-based award vehicles. In the prior two years, stock options and performance units tied to stock price were included as part of the long-term incentive awards. The grant date market values of the 2009 long-term incentive awards were generally lower than the grant date market values of the 2008 long-term incentive awards in recognition of the less-leveraged nature of time-based awards compared to the performance-based awards used in the past. In early 2010, the Committee approved a return to a long-term incentive award structure that includes both time- and performance-based award vehicles. The 2010 awards will include (i) time-based, common-stock settled restricted stock units with three-year cliff vesting, (ii) time-based common stock options that vest ratably over a three-year period and (iii) performance-based, cash-settled cash units that payout based on the level of our three-year average total shareholder return relative to the composite average of our peer group.

See “—How does each element and our decisions regarding that element fit into our compensation program’s objectives and affect other elements?” above for each executive’s targeted allocation of long-term incentive compensation, and see “Summary Compensation Table” and “2009 Grants of Plan-Based Awards” for valuation disclosure related to 2009 long-term incentive awards for each executive.

Executive Perquisites

With the exception of executive officer relocation (where applicable), we do not provide substantial personal benefits or perquisites. We do allow up to $5,000 per year for each executive in reimbursement for specified financial planning services and a one-time allowance of $5,000 for estate planning and financial planning services.

How were payment amounts and trigger events determined for termination and change-in-control?

We provide for payments and benefits if an executive is terminated without cause or resigns for good reason in connection with a change-in-control. In addition, under our executive severance plan, we provide for payments and other benefits if an executive’s employment is involuntarily terminated other than by reason of death, disability, cause or a change-in-control. We periodically review the payment multiples and the triggering events for receipt of these payments and benefits with Towers Watson to ensure consistency with market practice.

The change-in-control triggering events were selected so that our executives can evaluate potential change-in-control triggering events impartially and without self-interest and so that our executives would be encouraged to continue their attention and dedication to us without regard to the security of their employment following a change in our control. We choose to provide severance benefits for termination in these circumstances to provide financial assistance and resolve any possible related claims against us that may arise. The potential payments under these arrangements do not affect the other elements of the executives’ compensation. See “Potential Payments upon Termination or Change-in-Control.”

What are our equity and security ownership requirements?

We encourage stock ownership by executives through the use of equity awards and mandatory holding periods. In addition, the Board has adopted stock ownership guidelines for our directors and executives. See “Corporate Governance—Stock Ownership Guidelines and Mandatory Holding Period.” Other than Mr. Dobson, who joined us in October 2007 and Mr. Myres, who joined us in December 2007, each executive meets or exceeds the applicable target stock ownership guidelines. Messrs. Dobson and Myres are on track to meet the guidelines by the deadline provided for in the guidelines.

When are awards granted and base salaries approved?

As a general rule, the Committee approves our executives’ base salaries, payout of annual incentive awards for the prior year, and annual and long-term incentive awards for the current year at its first regular quarterly meeting (generally in February or March). In light of the sale of our Texas retail business in the second quarter of 2009, the Committee approved long-term incentive awards and revised annual incentive awards in mid-2009.

Any awards for newly hired executives are granted on the first business day of the month immediately following the executive’s appointment date. Offers to executive candidates are reviewed with the Committee prior to being made. Any equity awards included in an offer are subject to the Committee’s approval.

Our executives do not have any role in establishing the timing of grants or vesting of equity or equity-based awards. We do not have any program, plan or practice to time grants of equity or equity-based awards in coordination with the release of material non-public information and we do not set grant dates for new executives in coordination with the release of such information. We have not timed, and do not intend to time, our release of material non-public information for the purpose of affecting the value of executive compensation. See “2009 Grants of Plan-Based Awards.”

Does the accounting and tax treatment of a particular form of compensation impact the form and design of awards?

The Committee considers tax, tax deductibility and accounting treatment of various compensation alternatives. However, these are not typically driving factors. The Committee may approve non-deductible compensation arrangements if it believes they are in the best interests of the Company and its stockholders taking into account several factors, including our ability to utilize the deduction based on projected taxable income.

Compensation Committee Report

The Compensation Committee oversees the compensation plans, policies and programs of RRI Energy, Inc. on behalf of the Board of Directors. In performing its oversight function, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis. Based on these reviews and discussions, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in the Company’s proxy statement and Annual Report on Form 10-K.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

Compensation Committee,

Steven L. Miller (Chairperson)
Laree E. Perez
Evan J. Silverstein

Summary Compensation Table

The following table sets forth the compensation of our President and Chief Executive Officer, our Chief Financial Officer, each of our other three most highly compensated executives who were serving as of December 31, 2009, our former Chief Operating Officer and our former Chief Risk and Compliance Officer. None of our executives has an employment agreement or arrangement. For further discussion of executive compensation, see “Compensation Discussion and Analysis.”

								Change in
								Nonqualified
							Non-Equity	Deferred
Name and					Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus		Awards(1)	Awards(1)	Compensation(2)	Earnings(3)	Compensation(4)	Total

Mark M. Jacobs	2009	$910,000	$—		$2,446,250	$—	$527,838	$—	$61,362	$3,945,450
President and Chief	2008	895,000	—		2,880,887	1,180,918	600	—	117,959	5,075,364
Executive Officer	2007	767,125	—		1,736,183	1,218,078	821,864	—	125,190	4,668,440
Rick J. Dobson(5)	2009	515,000	—		901,250	—	209,127	—	35,688	1,661,065
Executive Vice	2008	511,251	—		1,062,015	435,326	600	—	88,263	2,097,455
President and Chief Financial Officer	2007	88,542	—		261,464	292,860	—	—	36,168	679,034
Michael L. Jines	2009	430,000	—		515,000	—	149,678	18,869	76,906	1,190,453
Executive Vice President,	2008	422,750	—		542,019	222,182	91,914	14,159	47,850	1,340,874
General Counsel and Corporate Secretary; Chief Compliance Officer	2007	397,250	—		407,885	170,401	255,461	9,713	56,856	1,297,566
D. Rogers Herndon	2009	350,000	—		515,000	—	121,838	—	44,177	1,031,015
Executive Vice President	2008	347,500	—		393,927	161,469	75,660	—	49,375	1,027,931
Strategic Planning and Business Development	2007	311,250	153,125		264,168	110,368	185,832	—	25,361	1,050,104
David D. Brast(5)	2009	302,500	101,667	(6)	257,500	—	96,536	—	41,962	800,165
Senior Vice President Commercial Operations and Origination
Brian Landrum(7)	2009	335,019	—		—	—	38	—	2,159,953	2,495,010
Former Executive Vice	2008	655,000	—		1,448,159	593,627	600	—	79,658	2,777,044
President and Chief Operating Officer	2007	610,000	—		895,508	374,128	457,535	—	93,476	2,430,647
Suzanne L. Kupiec(7)	2009	166,250	—		—	—	38	—	928,224	1,094,512
Former Senior Vice President and Chief Risk and Compliance Officer

(1)	Represents the aggregate grant date fair value of the awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Share Based Payment (FASB ASC Topic 718). Amounts for 2008 and 2007 have been recalculated to comply with the new requirements. Amounts relate to long-term incentive awards and assume none of the awards will be forfeited.

The assumptions used for calculating the FAS ASC Topic 718 fair value of the equity awards are provided in note 10 to our consolidated financial statements in our most recent Form 10-K. These awards are discussed further under “2009 Grants of Plan-Based Awards.”

(2)	Represents (i) annual incentive awards earned by each executive based on the achievement level of annual performance goals and (ii) Power of One Program awards. These cash awards are discussed further under “2009 Grants of Plan-Based Awards.” Messrs. Jacobs, Dobson and Landrum did not receive annual incentive awards for 2008.

(3)	Represents above-market interest (more than 120% of the applicable federal rate) earned on the deferred compensation balance in the RRI Energy, Inc. Successor Deferral Plan.

(4)	The amounts shown as “All Other Compensation” for each executive in 2009 are composed of the following items:

		Deferral and	Payments	Welfare
	Savings	Restoration	for Unused	Benefits	Severance		Tax Gross
Name	Plan(a)	Plan(b)	Vacation(c)	Coverage(d)	Payments(e)	Other	Ups(f)	Total

Mark Jacobs	$18,061	$43,227	$—	$—	$—	$50	$24	$61,362
Rick Dobson	18,061	17,553	—	—	—	50	24	35,688
Michael Jines	15,374	21,768	39,690	—	—	50	24	76,906
Rogers Herndon	18,061	12,581	13,461	—	—	50	24	44,177
David Brast	16,836	25,052	—	—	—	50	24	41,962
Brian Landrum	16,836	9,393	66,498	6,304	2,060,755	50	117	2,159,953
Suzanne Kupiec	16,836	1,804	44,422	7,231	857,746	50	135	928,224

(a)	Represents company contributions to the RRI Energy, Inc. Savings Plan, including a 2009 discretionary contribution made in 2010 for Messrs. Jacobs, Dobson and Herndon.
(b)	Represents company contributions to the savings restoration component of the RRI Energy, Inc. Deferral and Restoration Plan, including a 2009 discretionary contribution made in 2010 for Messrs. Jacobs, Dobson, Jines, Herndon and Brast.

(c)	Represents accrued, but unused, vacation that was paid under our terms of our vacation policy.
(d)	Represents income recognition in connection with continued health and welfare benefits coverage at active employee premium rates.
(e)	Represents severance payments paid under the terms of our executive severance plan.
(f)	Represents tax reimbursements for taxable income recognized in connection with a $50 gift certificate issued to all employees in January 2009. Mr. Landrum and Ms. Kupiec also received a tax reimbursement for FICA taxable income recognized in connection with continued health and welfare benefits coverage at active employee premium rates.

(5)	Mr. Dobson joined us as our Chief Financial Officer in October 2007. Mr. Brast was appointed as an executive in May 2009.

(6)	Includes a $41,667 pro-rata discretionary bonus received by Mr. Brast in connection with his position in commercial operations for the period prior to his appointment as an executive. The awards under the commercial operations program are designed to reward individuals in high-impact positions in our commercial operations department and are not available to executives. In addition, includes a $60,000 supplemental cash award described further under “Compensation Discussion and Analysis—How are executive compensation amounts determined?”

(7)	Mr. Landrum and Ms. Kupiec departed the company in May 2009.

2009 Grants of Plan-Based Awards

										All Other
									All Other	Option Awards;	Exercise	Grant Date
									Stock Awards;	Number of	or Base	Fair Value
		Estimated Future Payouts Under				Estimated Future Payouts Under			Number of	Securities	Price of	of Stock
	Grant	Non-Equity Incentive Plan Awards(1)				Equity Incentive Plan Awards			Shares of	Underlying	Option	and Option
Name	Date	Threshold	Target		Maximum	Threshold	Target	Maximum	Stock or Units(2)	Options	Awards	Awards(3)

Mark Jacobs	—	$182,000	$910,000		$1,820,000	—	—	—	—	—	—	$—
	—	—	38	(4)	—	—	—	—	—	—	—	—
	6/19/09	—	—		—	—	—	—	475,000	—	—	2,446,250
Rick Dobson	—	72,100	360,500		721,000	—	—	—	—	—	—	—
	—	—	38	(4)	—	—	—	—	—	—	—	—
	6/19/09	—	—		—	—	—	—	175,000	—	—	901,250
Michael Jines	—	51,600	258,000		516,000	—	—	—	—	—	—	—
	—	—	38	(4)	—	—	—	—	—	—	—	—
	6/19/09	—	—		—	—	—	—	100,000	—	—	515,000
Rogers Herndon	—	42,000	210,000		420,000	—	—	—	—	—	—	—
	—	—	38	(4)	—	—	—	—	—	—	—	—
	6/19/09	—	—		—	—	—	—	100,000	—	—	515,000
David Brast	—	33,275	166,375		332,750	—	—	—	—	—	—	—
	—	—	38	(4)	—	—	—	—	—	—	—	—
	6/19/09	—	—		—	—	—	—	50,000	—	—	257,500
Brian Landrum	—	—	38	(4)	—	—	—	—	—	—	—	—
Suzanne Kupiec	—	—	38	(4)	—	—	—	—	—	—	—	—

(1)	Represents the range of payouts possible under our annual incentive plan. The actual amounts paid in 2010 based on 2009 performance are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” Except in the case of death, disability or retirement following five years of service, the executive must be employed by us on the payment date to receive payment of the award.

(2)	Represents long-term incentive awards of restricted stock units and cash units, each representing 50% of the total. Upon vesting, one-half of each award will be settled in shares and the remaining half will be settled in cash. For vesting schedules, see “Outstanding Equity Awards at 2009 Fiscal Year-End.”

(3)	The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718 and reflect the fair value of each equity award based on the grant date fair market value of our common stock.

(4)	Represents Power of One awards paid in 2009 based on fourth quarter 2008 plant availability and customer count goals for our former retail business. All of our employees participated in this program until its termination in December 2008.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards					Stock Awards
									Equity Incentive
			Equity Incentive					Equity Incentive	Plan Awards;
			Plan Awards;				Market	Plan Awards;	Market or
			Number of			Number of	Value of	Number of	Payout Value of
			Securities			Shares or	Shares or	Unearned Shares,	Unearned Shares,
			Underlying			Units of	Units of	Units or Other	Units or Other
	Number of Securities		Unexercised	Option	Option	Stock that	Stock that	Rights that	Rights that
	Underlying Unexercised Options		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Options	Price	Date	Vested(2)	Vested(3)	Vested	Vested

Mark Jacobs	318,667	—	—	$4.790	7/28/2012	27,079	$154,892	—	—
	212,000	—	—	3.505	3/10/2013	32,240	184,413	—	—
	489,600	—	—	8.135	2/12/2014	55,851	319,468	—	—
	38,684	19,342	—	16.260	2/19/2017	96,294	550,802	—	—
	53,775	26,888	—	26.365	5/15/2017	475,000	2,717,000	—	—
	39,893	79,787	—	23.375	2/18/2018	—	—	—	—
Rick Dobson	16,000	8,000	—	26.955	10/31/2017	9,700	55,484	—	—
	14,706	29,412	—	23.375	2/18/2018	20,589	117,769	—	—
	—	—	—	—	—	35,498	203,049	—	—
	—	—	—	—	—	175,000	1,001,000	—	—
Michael Jines	52,520	—	—	30.000	3/5/2011	12,464	71,294	—	—
	217,600	—	—	8.135	2/12/2014	10,508	60,106	—	—
	17,804	8,903	—	16.260	2/19/2017	18,117	103,629	—	—
	7,505	15,012	—	23.375	2/18/2018	100,000	572,000	—	—
Rogers Herndon	11,532	5,766	—	16.260	2/19/2017	8,072	46,172	—	—
	5,454	10,910	—	23.375	2/18/2018	7,637	43,684	—	—
	—	—	—	—	—	13,167	75,315	—	—
	—	—	—	—	—	100,000	572,000	—	—
David Brast	8,438	—	—	7.1507	2/24/2010	3,647	20,861	—	—
	20,690	—	—	30.000	3/5/2011	4,268	24,413	—	—
	20,000	—	—	10.900	2/29/2012	7,358	42,088	—	—
	13,065	—	—	3.505	3/30/2013	50,000	286,000	—	—
	136,000	—	—	8.135	2/12/2014	—	—	—	—
	5,209	2,605	—	16.260	2/19/2017	—	—	—	—
	3,048	6,097	—	23.375	2/18/2018	—	—	—	—
Brian Landrum	39,091	—	—	16.260	7/2/2010	—	—	—	—
	20,053	—	—	23.375	7/2/2010	—	—	—	—
Suzanne Kupiec	9,164	—	—	16.260	7/2/2010	—	—	—	—
	3,647	—	—	23.375	7/2/2010	—	—	—	—

(1)	Represents 2007 and 2008 long-term incentive awards of common stock options granted with exercise prices equal to the average of the high and low trading prices of our common stock on the dates of grant. All common stock options vest ratably over a three-year period beginning on the first anniversary of the grant date, which is ten years prior to the option expiration date, except for the common stock options scheduled to expire on February 12, 2014, which cliff vested on December 31, 2006.

(2)	Represents 2007, 2008 and 2009 long-term incentive awards of time-based restricted stock units, time-based cash units and, for 2008, performance-based cash units. The performance-based cash units (Mr. Jacobs (96,294), Mr. Dobson (35,498), Mr. Jines (18,117), Mr. Herndon (13,167), and Mr. Brast (7,358)) vest if our common stock achieves a closing price of at least $32.00 for twenty consecutive trading days between February 19, 2008 and February 19, 2011. These awards will be forfeited if not vested within that three-year term. The vesting schedule for the remaining awards is as follows:

	Unvested Units as of 12/31/2009
Name	Restricted Stock Units	Cash Units	Vesting Date

Mark Jacobs	27,079		2/20/2010
	10,746		5/16/2010
	10,747		5/16/2011
	10,747		5/16/2012
	55,851		2/19/2011
	237,500	237,500	6/19/2012
Rick Dobson	9,700		11/1/2010
	20,589		2/19/2011
	87,500	87,500	6/19/2012
Michael Jines	12,464		2/20/2010
	10,508		2/19/2011
	50,000	50,000	6/19/2012
Rogers Herndon	8,072		2/20/2010
	7,637		2/19/2011
	50,000	50,000	6/19/2012
David Brast	3,647		2/20/2010
	4,268		2/19/2011
	25,000	25,000	6/19/2012

(3)	The market value is based on the December 31, 2009 closing price of our common stock ($5.72).

2009 Option Exercises and Stock Vested

The following table provides information regarding the number of shares vested and the pretax value realized by each executive from the exercise of stock options or vesting of stock awards in 2009.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired	Realized on	Acquired on	Realized on
Name	on Exercise	Exercise(1)	Vesting	Vesting

Mark Jacobs	—	$—	—	$—
Rick Dobson	—	—	—	—
Michael Jines	—	—	—	—
Rogers Herndon	—	—	60,000 (2)	277,200
David Brast	—	—	—	—
Brian Landrum	39,195	87,993	—	—
Suzanne Kupiec	33,816	22,162	—	—

(1)	Represents the product of the number of shares acquired and the excess of the market value of the shares on the exercise date over the exercise price.

(2)	Represents the product of the number of shares acquired and the fair market value of our common stock on the vesting date. One-half of this award was settled in shares and the remaining half was settled in cash.

2009 Nonqualified Deferred Compensation

Deferral and Restoration Plan

In 2008, we adopted a new Deferral and Restoration Plan in order to comply with Internal Revenue Code Section 409A. The new plan incorporates changes in the distribution options which were effective in 2005 and changes in the contribution formula effective in 2009. The new Deferral and Restoration Plan and its predecessor are referred to collectively below as the Deferral Plan.

Under the Deferral Plan, executives’ accounts are deemed to be invested among a group of designated mutual funds as directed by the executive. The investment elections can be changed at any time. Earnings credited to the executives’ accounts reflect the earnings of the deemed investment. We have established a “rabbi trust” to which we contribute amounts we expect to use to pay benefits under the Deferral Plan programs.

Our Deferral Plan has two separate programs, a deferred compensation program and a savings restoration program.

Deferred Compensation Program

Under the deferred compensation program, executives may elect to defer payment of up to 80% of their base salary and/or up to 100% of their annual incentive award. In order to address statutory requirements, we have “grandfathered” the benefits earned by Mr. Landrum prior to January 1, 2005. Mr. Landrum’s pre-2005 account balance was distributed to him upon his departure from the company in 2009 under the terms of the Deferral Plan. No other executives named in the Summary Compensation Table have grandfathered deferred compensation balances. The deferred amounts are always 100% vested. Executives may elect a distribution year for each year’s deferred amounts, which must be at least three years after the deferral year, or may elect payment in five annual installments beginning the fourth year after deferral. If the executive terminates before distribution is complete, the entire balance will be paid in a lump sum six months after termination.

Savings Restoration Program

The savings restoration program of the Deferral Plan permits us to provide contributions that cannot be made on an executive’s behalf to the tax-qualified RRI Energy Inc. Savings Plan because of Internal Revenue

Service (IRS) rules. The savings restoration benefit is an amount equal to 6% of the difference between the IRS compensation limit ($245,000 for 2009) and the executive’s compensation plus an amount equal to this difference times the profit-sharing percentage applicable to the qualified savings plan.

Messrs. Jacobs, Jines, Brast and Landrum have grandfathered amounts under the savings restoration program. Executives may elect to take distribution of these benefits earned before January 1, 2005 in either a lump sum or annual installments upon termination of employment. They may also take a lump sum distribution at any time subject to a 10% penalty and may change their distribution election for these amounts, subject to a 12-month waiting period. Benefits earned after December 31, 2004 will be distributed automatically in a lump sum six months after termination of employment.

Successor Deferral Plan

We also sponsor a second nonqualified deferred compensation plan, the Successor Deferral Plan. Mr. Jines is the only participant. The Successor Deferral Plan holds account balances consisting of salary and bonus deferrals that were transferred from a nonqualified deferred compensation plan maintained by our former parent company, CenterPoint Energy, Inc. No additional contributions to this plan are permitted. Earnings are credited to the account balance at an interest rate equal to the Moody’s Long Term Corporate Bond Index plus 2%. The plan provides for distribution elections as follows:

•	early distribution of either 50% or 100% of the amount deferred plus earnings for a particular year provided the funds have been in the plan at least three years; or

•	in a lump sum or annual installments upon termination upon or after age 65.

Distribution elections can be changed subject to a 12-month waiting period. If we have a change-in-control (as defined in the Successor Deferral Plan), distribution will be made as if Mr. Jines had terminated employment upon or after age 65. We have established a “rabbi trust” to which, upon the occurrence of a change-in-control, we will contribute amounts we expect to use to pay benefits under this plan.

The following table provides information regarding our Deferral Plan and the Successor Deferral Plan.

					Aggregate
		Executive	Company	Aggregate	Withdrawals/	Aggregate
		Contributions	Contributions	Earnings	Distributions	Balance at
Name	Plan	in 2009	in 2009(1)	in 2009(2)	in 2009	12/31/2009

Mark Jacobs	Deferral Plan	$—	$51,057	$116,136	$—	$515,620
Rick Dobson	Deferral Plan	—	18,316	101	—	35,433
Michael Jines	Deferral Plan	—	24,052	54,227	—	235,519
	Successor Deferral Plan	—	—	39,461	—	518,361
Rogers Herndon	Deferral Plan	—	15,148	4,190	—	48,721
David Brast	Deferral Plan	—	26,505	8,732	—	183,297
Brian Landrum	Deferral Plan	—	17,741	83,774	(55,626)	339,324
Suzanne Kupiec	Deferral Plan	—	3,877	575	(12,439)	100,284

(1)	Represents our contributions to the savings restoration component of the Deferral Plan. The reported amounts include our contributions made in 2009 with respect to fiscal year 2008 compensation as follows: $11,155; $2,114; $5,090; $3,534; $4,511 and $8,347 for Messrs. Jacobs, Dobson, Jines, Herndon, Brast and Landrum, respectively, and $2,073 for Ms. Kupiec. The remaining amounts are reported for 2009 in the “All Other Compensation” column of the “Summary Compensation Table.”

(2)	Represents the annual earnings on the nonqualified deferred compensation account balances of the Deferral Plan and the Successor Deferral Plan during 2009. Earnings may increase or decrease depending on the performance of the deemed investment elections offered under the Deferral Plan. The above-market earnings credited to Mr. Jines under the Successor Deferral Plan are also reported in the “Change in Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table.”

Potential Payments upon Termination or Change-in-Control

Change-in-Control

We have entered into change-in-control agreements with our current executives named in the “Summary Compensation Table.” The change-in-control agreements provide for payments and benefits following termination of employment in connection with a change-in-control in the following circumstances:

•	an involuntary termination that did not result from death, disability or termination for cause;

•	termination by the executive for “Good Reason;” or

•	termination initiated by us and mutually agreed upon by the executive and us.

For this purpose, “Good Reason” generally means:

•	a material reduction in duties and responsibilities;

•	a material reduction in annual base salary;

•	our failure to continue certain benefits and compensation plans (or comparable benefits plans) that are material to the executive’s compensation; or

•	a change of more than 50 miles in the location of the executive’s principal place of employment.

If the payment obligations under the agreements are triggered, we are required to provide the following severance benefits:

•	a cash severance payment equal to a multiple of salary (three in the case of Messrs. Jacobs and Dobson, and two in the case of Messrs. Jines, Herndon and Brast) plus the same multiple times the executive’s target annual incentive award, payable in a lump sum;

•	a pro-rated target annual incentive award based on the number of days the executive was employed during the year in which his employment was terminated, payable in cash in a lump sum;

•	continued welfare benefits coverage (medical, dental and vision) for two years;

•	outplacement services for 12 months and financial planning services;

•	“gross-up payments” intended to reimburse the executive for any excise taxes under Internal Revenue Code Section 4999 in connection with the agreement; and

•	“gross-up payments” intended to reimburse the executive for any taxes and penalties inadvertently triggered under Internal Revenue Code Section 409A, unless the tax is imposed because of the plan aggregation rules under Section 409A or, in the case of termination for Good Reason, the executive does not timely notify us of the event.

The executives’ agreements for long-term incentive awards provide that in the event of a change-in-control prior to the vesting date, any unvested restricted stock units will vest and will be settled in cash based on the fair market value of our stock on the date immediately preceding the change-in-control. Any unvested common stock options also will vest and all (vested and unvested) unexercised common stock options will be settled by a cash payment per share equal to the difference between the exercise price of the options and the fair market value of our stock on the date preceding the date of the change-in-control.

The change-in-control agreements provide that the executive may not disclose confidential information and may not hire or solicit to hire any of our employees for one year after a covered termination under the agreement.

The following table summarizes payments and benefits to be provided to the executives in connection with a change-in-control assuming a qualifying termination of employment as of December 31, 2009:

			Pro-rata
			Target
		Multiple of Target	Annual	Welfare				Total
	Multiple of	Annual Incentive	Incentive	Benefits	Miscellaneous	Excise Tax	Equity-based	Pre-Tax
Name	Salary	Award	Award	Coverage	Benefits(1)	Gross-Up	Awards(2)	Benefit

Mark Jacobs	$2,730,000	$2,730,000	$910,000	$31,463	$25,000	$—	$3,926,574	$10,353,037
Rick Dobson	1,545,000	1,081,500	360,500	37,532	25,000	1,305,409	1,377,302	5,732,243
Michael Jines	860,000	516,000	258,000	37,125	25,000	—	807,029	2,503,154
Rogers Herndon	700,000	420,000	210,000	27,809	25,000	—	737,171	2,119,980
David Brast	605,000	332,750	166,375	28,192	25,000	—	373,362	1,530,679

(1)	Represents the value of outplacement services ($20,000) and financial planning services ($5,000).

(2)	Represents the intrinsic value of all unvested outstanding equity awards based on an assumed price of $5.72 (closing price on December 31, 2009). Additionally, all vested unexercised common stock options held by Mr. Jacobs and Mr. Brast will be settled by cash payments of $765,940 and $28,939, respectively. There is no intrinsic value in the vested unexercised common stock options held by Messrs. Dobson, Jines and Herndon.

For additional information, see “Compensation Discussion and Analysis—How were payment amounts and trigger events determined for termination or change-in-control?” For payments made in connection with termination under our nonqualified deferred compensation plans, see “2008 Nonqualified Deferred Compensation.”

Executive Severance

Our executive severance plan provides for payments and other benefits upon involuntary termination of the executive’s employment that did not result from death, disability or termination for cause or that did not follow a change-in-control. If the payment obligations under the plan are triggered, we are required to provide severance benefits (subject to certain conditions) as follows:

•	a cash severance payment equal to a multiple of salary (two in the case of Mr. Jacobs and 1.5 in the case of Messrs. Dobson, Jines, Herndon and Brast) plus the same multiple times the target annual incentive award, payable in a lump sum;

•	a pro-rated target annual incentive award based on the number of days the executive was employed during the year in which his employment was terminated, payable in cash in a lump sum; and

•	continued welfare benefits coverage (medical, dental and vision) for the number of years equal to the applicable severance multiple (two in the case of Mr. Jacobs and 1.5 in the case of Messrs. Dobson, Jines, Herndon and Brast).

To receive severance benefits under the plan, the executive must sign a waiver and release providing that the executive waives all claims against us, will not disclose confidential information, and for one year, will not hire or solicit to hire any of our employees. In the event an executive receives severance benefits under the plan and is rehired within 60 days, the executive must repay the benefits received.

The following table summarizes severance payments and benefits to be provided to the executives assuming a qualifying termination of employment as of December 31, 2009:

		Multiple of Target	Pro-rata	Welfare
	Multiple	Annual Incentive	Target Annual	Benefits
Name	of Salary	Award	Incentive Award	Coverage	Outplacement(1)	Total

Mark Jacobs	$1,820,000	$1,820,000	$910,000	$31,463	$20,000	$4,601,463
Rick Dobson	772,500	540,750	360,500	28,149	20,000	1,721,899
Michael Jines	645,000	387,000	258,000	27,844	20,000	1,337,844
Rogers Herndon	525,000	315,000	210,000	20,857	20,000	1,090,857
David Brast	453,750	249,563	166,375	21,144	20,000	910,832

(1)	Outplacement services are not part of the benefits required under our executive severance plan; however, we generally provide them for a period of 12 months.

For additional information, see “Compensation Discussion and Analysis—How were payment amounts and trigger events determined for termination or change-in-control?” For payments made in connection with termination under our nonqualified deferred compensation plans, see “Nonqualified Deferred Compensation.”

Compensation Risk

In early 2010, we assessed the risks relating to our employee-wide compensation policies and practices. Based on this assessment, we believe that none of our policies or practices are reasonably likely to have a material adverse effect on us.

DIRECTOR COMPENSATION

In setting non-management director compensation, the Compensation Committee considers factors it deems appropriate, including market data, and recommends the form and amount of compensation to the Board for approval. In 2009, the Compensation Committee retained Towers Watson to present updates in market trends and market data on non-management director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairperson fees, stock-based compensation and share ownership requirements, all relative to our revised peer group described in “Compensation Discussion and Analysis—How are executive compensation amounts determined?” As a result, the Board approved the new director compensation program described below, effective on January 1, 2010.

2009 Director Compensation

During 2009, all non-management directors received an annual retainer of $45,000, a fee of $2,000 for each Board and committee meeting attended, and a $5,000 committee retainer for each committee on which he or she served, other than the Audit Committee. Non-management directors who served on the Audit Committee received a $10,000 committee retainer.

During 2009, directors were permitted to choose to receive these retainers and meeting fees in either cash or stock or a combination of both. A director who chose to receive these retainers and meeting fees in common stock received compensation in common stock following the end of each quarter and also received a 25% premium payable in restricted stock which vests and is transferable at the end of his or her current term. In addition, upon reelection to the Board, each non-management director received an annual grant of 6,000 shares of restricted stock which vests and is transferable at the end of the term in which granted. In June 2009, Mr. Silverstein, as Chairman of the Special Committee, received $15,000 in additional compensation, which he elected to receive in the form of 2,715 shares of immediately vested common stock. The value of the equity awards was based on the average of the high and low stock prices on the date of grant.

Mr. Staff served as Chairman of the Board until his retirement in June 2009. As Chairman of the Board, he also received an annual retainer of $125,000, payable in his choice of cash or stock or a combination of both, which he elected to receive in common stock. Mr. Miller began serving as Chairman of the Board in June 2009 upon Mr. Staff’s retirement and he received an additional annual retainer of $100,000, payable in his choice of cash or stock or a combination of both. Mr. Miller elected to receive his retainer 50% in cash and 50% in common stock.

The following table summarizes compensation earned by or granted to our non-management directors during 2009. Mr. Jacobs is not compensated for his director services.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards(1)	Awards(2)	Compensation	Earnings	Compensation		Total

E. William Barnett	$—	$217,269	$—	$—	$—	$—		$217,269
Donald J. Breeding(3)	109,250	—	—	—	—	—		109,250
Kirbyjon H. Caldwell(3)	55,125	21,117	—	—	—	56,697	(4)	132,939
Steven L. Miller	12,500	229,458	—	—	—	—		241,958
Laree E. Perez	160,500	30,687	—	—	—	—		191,187
Evan J. Silverstein	62,500	183,213	—	—	—	—		245,713
Joel V. Staff(3)	—	114,634	—	—	—	—		114,634
William L. Transier(3)	119,000	—	—	—	—	—		119,000

(1)	Represent the aggregate grant date fair value of the stock awards calculated in accordance with FASB ASC Topic 718. Outstanding unvested restricted stock awards as of December 31, 2009 were as follows: Mr. Barnett—8,914; Mr. Miller—8,835; Ms. Perez—6,000 and Mr. Silverstein—7,985.

(2)	As of December 31, 2009, the outstanding option awards were: Mr. Barnett—15,000; Mr. Breeding—1,667; Pastor Caldwell—5,000; Mr. Miller—10,000; Ms. Perez—15,000; Mr. Staff—870,400 and Mr. Transier—10,000.

(3)	Pastor Caldwell resigned from the Board in March 2009 and Messrs. Breeding, Staff and Transier retired from the Board in June 2009.

(4)	Represents a discretionary cash payment to Pastor Caldwell in connection with his resignation from the Board.

2010 Director Compensation

Under the new director compensation program effective for 2010, non-management directors receive an annual cash retainer of $85,000, except the Chairman of the Board, who receives an annual cash retainer of $185,000. Committee chairpersons receive an additional annual cash retainer of $7,500 for each committee. Directors will not receive meeting fees unless the total number of all board and committee meetings attended exceeds 25 meetings in a calendar year, in which event they will receive $2,000 for each additional meeting. In addition, each non-management director will receive an annual grant of immediately-vested restricted stock units with a value of $90,000 based on the average of the high and low stock prices on the grant date. Newly elected non-management directors will also receive an initial grant of immediately-vested restricted stock units with a value of $75,000 based on the average of the high and low stock prices on the grant date. The restricted stock units settle upon departure from the Board unless the director has elected to defer to a later date. The directors are permitted to choose in advance to have up to 33% of the restricted stock units settle in cash. The program provides target total compensation of approximately $175,000 ($275,000 for the Chairman of the Board), which is generally between the 50th and 75th percentile relative to our peer groups. The absolute value of the target total compensation will be reviewed annually and updated as appropriate. The target pay mix is approximately 50% cash and 50% equity (excluding the additional retainers for the Chairman of the Board and committee chairs).

AUDIT MATTERS

Report of the Audit Committee

The Audit Committee oversees the financial reporting process for RRI Energy, Inc. (the “Company”) on behalf of the Board.

In performing its oversight function, the Audit Committee reviewed and discussed with management and the independent auditors the annual and all quarterly financial statements prior to their issuance in the Company’s periodic reports filed with the SEC. In connection with such financial statement and disclosure reviews, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussions with the independent auditors of the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” including the quality of the Company’s accounting policies, the reasonableness of management’s significant accounting judgments and estimates and the clarity and completeness of disclosures in the financial statements.

In addition, the Audit Committee has received from the independent auditors written disclosures and a letter as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, discussed with the independent auditors their independence from the Company and its management, and considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Company’s President and Chief Executive Officer and Chief Financial Officer

to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

The Audit Committee also reviewed and discussed with the Company’s management and independent auditors the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of the Company’s internal control over financial reporting and its independent auditors’ audit of the Company’s internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Audit Committee,

Evan J. Silverstein (Chairperson)
E. William Barnett
Laree E. Perez

Independent Auditors

The Audit Committee of our Board has appointed KPMG LLP as our independent registered public accounting firm. Representatives of KPMG LLP will be present at the Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders at the Meeting.

Principal Accounting Firm Fees

The following table shows the fees related to the audit and other services provided by KPMG LLP for the fiscal years ending December 31, 2009 and 2008:

	2009	2008

Audit Fees	$3,121,000	$4,429,000
Audit-Related Fees	—	—
Tax Fees	103,350	112,050
All Other Fees	147,650	—

Total	$3,372,000	$4,541,050

Audit Fees.  This category includes fees and expenses related to the audit of our annual financial statements and the effectiveness of our internal controls over financial reporting. This category also includes the review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent auditors in connection with regulatory filings or engagements, consultations provided on audit and accounting matters that arose during, or as a result of, the audits or the reviews of interim financial statements, reviews of offering documents and registration statements for debt and issuance of related comfort letters and the preparation of any written communications on internal control matters.

Audit-Related Fees.  This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees.  This category consists of professional services rendered for tax compliance services and tax advice. The services for the fees disclosed under this category are for technical tax advice and tax compliance services.

All Other Fees.  This category consists of fees for services provided by KPMG LLP, other than fees for the services listed in the other categories. The fees disclosed were for certain advisory services related to our accounting and tax functions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s charter provides for review and pre-approval by the Committee of all audit services, permissible non-audit services and related fees conducted by our independent auditor. All of the fees and services described above under “Audit Fees,” “Tax Fees,” and “All Other Fees” were approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP were compatible with the maintenance of that firm’s independence in the conduct of their auditing functions.

Policy on the Rotation of Independent Auditors

Under its charter, the Audit Committee has the duty and responsibility for ensuring the rotation of audit partners as required by law as well as periodically evaluating whether to rotate our independent auditors.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Meeting other than the items set forth in this proxy statement. The Board does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy authorizes the Proxy Holders to vote as they think best, unless authority to do so is withheld by you in your proxy.

DATES FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR 2010 ANNUAL MEETING

In order for stockholder proposals submitted under Rule 14a-8 of the Exchange Act to be presented at our 2010 annual meeting of stockholders and included in our proxy statement and form of proxy relating to that meeting, the proposals must be received by 5:00 p.m. Central Time on December 7, 2010 to our Corporate Secretary via mail to RRI Energy, Inc., P.O. Box 3795, Houston, Texas 77253. Any change of address will be posted on our website at www.rrienergy.com, which stockholders should verify prior to any mailing to our Corporate Secretary.

In addition, stockholders may present business at a stockholder meeting without having submitted the proposal under Rule 14a-8 as discussed above. For business to be properly brought or nominations of persons for election to our board to be properly made at the time of the 2010 annual meeting of stockholders, notice must be received by our Corporate Secretary at the address in the preceding paragraph or as may be updated on our website between January 19, 2011 and 5:00 p.m. Central Time on February 18, 2011. The notice must comply with the requirements of Article II, Section 11 or Article III, Section 4 of our bylaws, as applicable, and indicate whether the stockholder intends to deliver or otherwise solicit proxies in support of the proposal or nomination. A copy of our bylaws may be obtained upon written request to our Corporate Secretary.

SOLICITATION OF PROXIES

We will bear all expenses of this proxy solicitation, including the cost of preparing and distributing this proxy statement. In addition to solicitation by use of electronic means and the mail, proxies and voting instructions may be solicited by some of our directors, executives and employees by further mailing, telephone, facsimile or personal contact. Such directors, executives and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained Innisfree M&A Incorporated, 501 Madison Avenue—20th Floor, New York, New York, 10022, to aid in the solicitation of votes. For these services, we will pay Innisfree a fee of $15,000 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy materials to the beneficial owners of our common stock.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2009 accompanies the materials delivered to stockholders who request proxy materials by mail or email. The annual report may also be read, downloaded and printed at www.rrienergy.com. The annual report is not a part of the proxy solicitation material.

ADDITIONAL INFORMATION ABOUT US

From time to time, we receive calls from stockholders asking how to obtain additional information about us. If you would like to receive information about us, you may use one of the following methods:

•	Our website, located at www.rrienergy.com, contains product and marketing data as well as job listings and a link to our investor relations site. Any updates to our contact information are made on our website. The investor relations page of our website contains our press releases, earnings releases, financial information and stock quotes, as well as links to our SEC filings.

•	You may read and copy the proxy statement at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s website located at www.sec.gov.

•	To have information, such as our latest quarterly earnings release, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Corporate Governance Guidelines, charters of our Board committees or Business Ethics Policy, mailed to you, please contact investor relations at (832) 357-7000 or via our website located at www.rrienergy.com.

RRI ENERGY, INC. YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of RRI Energy, Inc. common stock for the 2010 Annual Meeting of Stockholders. YOU CAN VOTE TODAY IN ONE OF THREE WAYS: 1. Vote by Telephone — Please call toll-free at 1-866-233-5368 on a touch-tone telephone and follow the simple recorded instructions. Your vote will be confirmed and cast as you directed. (Toll-free telephone voting is available for residents of the U.S. and Canada only. If outside the U.S. or Canada, call 1- 215-521-1347.) OR 2. Vote by Internet — Please access https://www.proxyvotenow.com/rri and follow the simple instructions on the screen. Please note you must type an “s” after http. You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card. OR 3. Vote by Mail — If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided to: RRI Energy, Inc. c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5156, New York, NY 101505156. . TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED . THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE DIRECTORS IN ITEM 1 AND FOR ITEM 2. 1. Election of directors. 2. Proposal to ratify the FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN selection of KPMG LLP as RRI Energy, Inc.’s 01 — E. William Barnett independent auditor for the fiscal year ending 02 — Mark M. Jacobs December 31, 2010 03— Steven L. Miller 3. In their discretion, the proxies 04— Laree E. Perez are authorized to vote upon such other business as may 05 — Evan J. Silverstein properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof. ___, 2010 Date Signature Signature NOTE: Please sign exactly as your name or names appear herein. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please print your full title. Corporations should sign in full name of corporation by an authorized officer.

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. . TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED . RRI ENERGY, INC. ANNUAL MEETING OF STOCKHOLDERS — MAY 19, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Michael L. Jines and Allison B. Cunningham and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of RRI Energy, Inc. held of record or in an applicable plan by the undersigned at the close of business on March 29, 2010, at the Annual Meeting of Stockholders to be held at the Magnolia Hotel — 1100 Texas Avenue, Houston, Texas, at 9:00 a.m., Central Time, on Wednesday, May 19, 2010, or any postponement or adjournment thereof. This proxy, when properly executed and returned, will be voted in the manner directed herein. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all of the nominees for P director in Item 1 and FOR Item 2. R If the undersigned has a beneficial interest in shares held in the RRI Energy, Inc. Savings Plan (formerly the Reliant Energy, Inc. Savings Plan) or the RRI Energy, Inc. Union Savings Plan (formerly the RRI Energy, Inc. O Union Savings Plan), voting instructions with respect to such plan shares may be provided by completing and returning this proxy card or by use of the telephone or Internet service described in the proxy statement. The plan trustee will vote the shares in the undersigned’s account in accordance with the instructions Y provided. The instructions by proxy card, telephone or Internet must be provided by 11:59 p.m., Eastern Time, on May 16, 2010. If the instructions are not timely provided, the plan trustee will vote the shares in the same proportion as the shares for which timely instructions were received, unless to do so would be inconsistent with the Employee Retirement Income Security Act of 1974, as amended. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders of any adjournment or postponement thereof, and hereby acknowledges receipt of the Notice of 2010 Annual Meeting of Stockholders, Annual Report and the Proxy Statement furnished herewith. IMPORTANT — THIS PROXY CARD MUST BE SIGNED ON THE REVERSE SIDE. PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.